Exhibit 99.1

For Release at 8:30 a.m. ET on Wednesday, August 2, 2006

AMRI Announces Second Quarter Results

Albany, NY (August 2, 2006) —Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter and six-month period ending June 30, 2006.

Highlights from the second quarter include:

•                  A 48% increase in revenue from Discovery Services, marking the third consecutive quarter of growth in this business component, and the third consecutive quarter of year-over-year growth;

•                  Large Scale revenue from manufacturing of clinical trial materials up by $2.8 million, or 73% year-over-year;

•                  Royalties down 55% year-over-year due to at-risk launch of generic Allegra in U.S. market;

•                  Impairment charge (net of taxes) of $2.2 million related to Mount Prospect Research Center;

•                  Loss of ($0.01) per diluted share, adjusted earnings of $0.06 per diluted share;

•                  Two new multi-year manufacturing agreements for customer compounds;

•                  Initiation of 50,000 square foot expansion in India; and

•                  Successful FDA inspection at AMRI’s manufacturing facility.

Second Quarter Results

Total contract revenue for the second quarter of 2006 was $38.4 million, an increase of 7% compared to total contract revenue of $35.9 million in the second quarter of 2005.  Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing.

Contract revenue for Discovery Services in the second quarter of 2006 was $9.4 million, an increase of 48% from $6.3 million during the comparable period in 2005.

Contract revenue from Development and Small Scale Manufacturing in the second quarter of 2006 was $8.2 million, an increase of 17% from $7.0 million in 2005.

Contract revenue for Large Scale Manufacturing in the second quarter of 2006 was $20.8 million, a decrease of 8% compared to $22.6 million in 2005.  Contract revenue for Large Scale Manufacturing in the second quarter of 2005 included $7 million from one product that GE Healthcare discontinued purchasing in June 2005.

Recurringroyalties from Allegra in the second quarter of 2006 were $7.2 million, a decrease of 55% from $15.9 million in 2005. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.  Recurring royalties in the second quarter of 2006 continued to be adversely impacted by the at-risk launch in the third quarter of 2005 of generic fexofenadine by Barr and Teva Pharmaceuticals in the U.S. market.

Total revenue for the second quarter of 2006 was $45.6 million, a decrease of 12% compared to total revenue of $51.8 million in 2005.

During the second quarter of 2006, AMRI recorded a charge of $2.2 million (net of tax-related effects), or $0.07 per diluted share, to reduce the carrying value of the company’s Mount Prospect Research Center (MPRC) in order to reflect the current market value of this facility.  In May 2004, the company announced plans to consolidate technologies and close the MPRC, located near Chicago, IL.  The facility is continuing to be offered for sale.

Net loss in the second quarter of 2006 was $0.4 million, or ($0.01) per diluted share, compared to net income of $7.3 million, or $0.23 per diluted share, in the second quarter of 2005.  Excluding the charge to reduce the carrying value of the MPRC, net income for the second quarter of 2006 on an adjusted basis was $1.9 million, or $0.06 per diluted share.  For a reconciliation of net loss and loss per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

AMRI Chairman, President and Chief Executive Officer Thomas E. D’Ambra, Ph.D. said, “The second quarter brought overall contract revenue growth and continued strength in many of our business components.  We are encouraged by the fact that overall growth in chemistry services more than offset the impact of $7 million in contract revenue in the second quarter of last year from one discontinued product previously supplied to GE Healthcare.  Importantly, we are starting to see synergies and project coordination among our international locations.  In Discovery Services, our ongoing R&D collaboration with Bristol-Myers Squibb, along with our recent acquisition of ComGenex (now AMRI Hungary), contributed to significant revenue growth this past quarter, and we expect continued increasing revenue contributions from our international operations in the second half of the year.”

D’Ambra continued, “In Large Scale, we are pleased to have been chosen to manufacture the active ingredient for two important new treatments, both already under review by the FDA.  In both projects, AMRI also provided chemical development support as the compounds progressed through clinical development, illustrating a strength of our organization: the ability to add value and improve manufacturing processes for treatments under development.  AMRI is developing a strong brand in our ability to deliver high quality chemistry services from laboratory to manufacturing scale.  During the first half of this year, total contract revenues have already more than made up for the loss of $17 million in contract revenue from the discontinuation of one product previously supplied to GE Healthcare in 2005.  This illustrates the strengthening demand in our business across all of our contract segments.  This trend is encouraging as we begin the second half of 2006, as business indicators continue to be favorable.  Although we are pleased with the growth in contract revenues during this period, we recognize that significant work remains in getting contract margins to meet our goals.  During the coming months, we are committed to improving this component of our performance.”

Year-to-Date

Total contract revenue for the first six months of 2006 was $74.6 million, an increase of 3% compared to total contract revenue of $72.6 million for the comparable period in 2005.

Contract revenue for Discovery Services in the period ending June 30, 2006 was $17.8 million, an increase of 35% from $13.2 million in 2005.

Contract revenue for Development and Small Scale Manufacturing for the six-month period ending June 30, 2006 was $16.7 million, an increase of 21% from $13.8 million in 2005.

Contract revenue for Large Scale Manufacturing in the six-month period ending June 30, 2006 was $40 million, a decrease of 12% compared to $45.6 million in 2005.  Contract revenue for Large Scale Manufacturing in the first half of 2005 included $17 million from one product that GE Healthcare discontinued purchasing in June 2005.

Recurring royalty revenue for the first half of 2006 was $14.4 million, a decrease of 49% compared to $27.9 million during the first six months of 2005.

Total revenue for the first half of 2006 was $88.9 million, a decrease of 12%, compared to total revenue of $100.5 million during the same period in 2005.

Net income for the six month period ending June 30, 2006 was $1.5 million, or $0.05 per diluted share, compared to net income of $12.9 million, or $0.40 per diluted share, for the first half of 2005.  Excluding the charge recorded in the second quarter of 2006 to reduce the carrying value of the company’s MPRC, net income for the period ending June 30, 2006 on an adjusted basis was $3.8 million, or $0.12 per diluted share.  For a reconciliation of net loss and loss per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

Liquidity and Capital Resources

At June 30, 2006, AMRI had cash, cash equivalents and investments of $107.0 million, compared to $107.8 million at March 31, 2006.  The decrease of $0.8 million in cash, cash equivalents and investments in the second quarter of 2006 was due primarily to $4.9 million in purchases of property, plant and equipment, and principal payments on the company’s outstanding debt of $1.3 million, offset by net cash flow from operations of $5.7 million.   Total debt at June 30, 2006 was $20.7 million, compared to $22 million at March 31, 2006.  Cash, cash equivalents and investments, net of debt, were $86.3 million at June 30, 2006, compared to $85.7 million at March 31, 2006.  Total common shares outstanding, net of treasury shares, at June 30, 2006 were 32,585,772.

Contract Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the third quarter and reiterated previous guidance for the full year 2006. “In the third quarter, we expect contract revenue to range from $35 million to $39 million, an increase of up to 24% from the third quarter of 2005,” he said.  “We anticipate continued strong revenue growth from our European operations, and continued strong demand for Discovery Services and Development and Small Scale Manufacturing.”

“For the full year 2006, we continue to estimate total contract revenue to range from $150 million to $160 million, representing a 10% to 17% increase from 2005 levels, even after making up a $17 million gap from discontinuation of one product for GE Healthcare in the second half of last year,” he said. “As with our third quarter projections, we expect the full year contract revenue increase to result from strong demand in Development and Small Scale Manufacturing, and Discovery Services.  Given the lack of guidance from Sanofi-Aventis on Allegra sales performance, we are continuing with our recent practice of not providing further financial guidance.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•                  The initiation of construction on a new 50,000 sq. ft. R&D centre at the Shapoorji Pallonji Biotech Park in Hyderabad, India, representing the first major expansion of the company’s Hyderabad Research Centre.  Expected to be completed in late 2007, the facility will conduct contract projects in early stage drug discovery research and house a development laboratory.  The centre will add over 100 employees to the company’s existing Hyderabad operations in the nearby ICICI Knowledge Park.

•                  The signing of a multi-year drug substance manufacturing agreement with New River Pharmaceuticals Inc.  AMRI will manufacture the active pharmaceutical ingredient in NRP104, New River’s treatment for attention deficit hyperactivity disorder (ADHD), which is currently under review with the U.S. Food and Drug Administration.

•                  The successful completion of a routine, four-day FDA general systems audit with no Form 483 observations at AMRI’s large scale manufacturing subsidiary in Rensselaer, NY.  This is the fourth consecutive time that these manufacturing facilities have undergone an FDA general inspection without a Form 483 finding.

•                  The signing of another, undisclosed multi-year manufacturing agreement with a major pharmaceutical company to produce the bulk drug substance for a compound also currently under review with the FDA.

•                  The implementation in July of an Enterprise Resource Planning (ERP) system at the company’s U.S.-based operations, with the goal of streamlining company operations and driving operational efficiencies by identifying process improvements and cost reductions.

Resignation of Frank W. Haydu, III

Separately, AMRI announced today that Frank W. Haydu, III has resigned from the company’s Board of Directors.  Mr. Haydu has served on the AMRI Board since 1998.  The company is undertaking a national search in order to fill this open position.  “Mr. Haydu has been with AMRI since our initial public offering,” said Dr. D’Ambra, “and has made numerous contributions to our development over this time.  His financial expertise has been particularly valuable, especially during AMRI’s adoption of Sarbanes-Oxley practices.  All of us at AMRI thank him for his contributions and wish him the very best.”

Second Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on August 2, 2006 to discuss its quarterly results, business highlights and prospects.  During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-591-6944 (for domestic calls) or 617-614-4910 (for international calls) at 9:45 a.m. and reference the AMRI Second Quarter 2006 Earnings Release conference call.  Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on August 2, 2006. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 62594107.  In addition, replays of the call will be available for three months on the company’s website at www.albmolecular.com/investor/investcc.html.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the third quarter of 2006 and for the full year 2006, statements made by the company’s chief executive officer and chief financial officer, statements regarding the strength of the company’s business and prospects, including statements concerning the expected revenue growth from and business demand for the company’s international operations and Discovery Services and Development and Small Scale Manufacturing business units, and management’s initiatives to improve contract margins, profitability and sustain the company’s momentum and long term growth. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra and the impact of the “at-risk” launch of generic Allegra on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company and ComGenex to the acquisition of ComGenex, the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services, the failure by the company to retain key employees of ComGenex, failure to further develop and successfully market ComGenex’ service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Table 1: Reconciliation of Second Quarter 2006 and Year-to-Date Net Income (Loss) and Earnings (Loss) per Diluted Share (Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income and earnings per diluted share adjusted to exclude the impairment charge related to our Mount Prospect research Center, which management believes is outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) or earnings (loss) per diluted share prepared in accordance with GAAP.

	YTD 2006	Q2 2006
Net income (loss), as reported	$1,541	$(354)
Mount Prospect Research Center impairment charge	2,236	2,236
Net income, as adjusted	$3,777	$1,882

	YTD 2006		Q2 2006
Earnings (loss) per diluted share, as reported	$0.05		$(0.01)
Mount Prospect Research Center impairment charge	0.07	_	0.07
Earnings per diluted share, as adjusted	$0.12		$0.06

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(Dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Contract revenue	$38,383	$35,948	$74,571	$72,574
Recurring royalties	7,200	15,892	14,378	27,900
Total revenue	45,583	51,840	88,949	100,474

Cost of contract revenue	32,489	29,327	63,632	58,463
Technology incentive award	720	1,594	1,518	2,795
Research and development	2,631	3,480	5,342	6,969
Selling, general and administrative	7,786	6,394	14,547	12,846
Property and equipment impairment	3,084	—	3,084	—
Total costs and expenses	46,710	40,795	88,123	81,073

(Loss) income from operations	(1,127)	11,045	826	19,401

Interest income, net	666	320	1,387	520
Other (loss) income, net	(120)	67	(88)	70

(Loss) income before income tax (benefit) expense	(581)	11,432	2,125	19,991

Income tax (benefit) expense	(228)	4,138	584	7,101

Net (loss) income	$(353)	$7,294	$1,541	$12,890

Basic (loss) earnings per share	$(0.01)	$0.23	$0.05	$0.40

Diluted earnings (loss) per share	$(0.01)	$0.23	$0.05	$0.40

Albany Molecular Research, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(Dollars and share amounts in thousands)

	June 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$15,042	$27,606
Investment securities, available-for-sale	92,000	100,304
Accounts receivable, net	21,841	22,238
Royalty income receivable	7,148	6,247
Inventories	24,932	30,603
Prepaid expenses and other current assets	7,274	6,391
Property and equipment held for sale	2,000	5,376
Total current assets	170,237	198,765

Property, plant and equipment, net	154,955	151,078

Other assets:
Goodwill	35,511	25,747
Intangible assets and patents, net	1,660	1,434
Equity investments in unconsolidated affiliates	956	956
Other assets	1,691	1,202

Total assets	$365,010	$379,182

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,463	$14,375
Deferred revenue	8,733	12,537
Accrued pension benefits	1,014	1,014
Income taxes payable	3,510	7,466
Current installments of long-term debt	4,541	4,536
Total current liabilities	27,261	39,928

Long-term liabilities:
Long-term debt, excluding current installments	16,135	18,521
Deferred income taxes	4,422	5,080
Pension and postretirement benefits	1,600	2,356
Other long term liabilities	236	236
Total liabilities	49,654	66,121

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000 shares authorized, 34,663 shares issued at June 30, 2006, and 34,471 shares issued at December 31, 2005	347	345
Additional paid-in capital	195,282	193,066
Unearned compensation — restricted stock	(3,305)	(1,921)
Accumulated other comprehensive loss	(475)	(395)
Retained earnings	160,678	159,137
Less, treasury shares at cost, 2,077 shares	(37,171)	(37,171)
Total stockholders’ equity	315,356	313,061
Total liabilities and stockholders’ equity	$365,010	$379,182

Contacts:

Media: David Albert, Director of Communications, 518-464-0279, ext. 2229

Investors: P. Curtis Schenck, Investor Relations Manager, 518-464-0279, ext. 2933